Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated December 22, 2023, and each included in this Post-Effective Amendment No. 2 to the Registration Statement (Form N-1A, File No. 333-260527) of First American Funds Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated October 26, 2023, with respect to the financial statements and financial highlights of Government Obligations Fund, Institutional Prime Obligations Fund, Retail Prime Obligations Fund, Retail Tax Free Obligations Fund, Treasury Obligations Fund and U.S. Treasury Money Market Fund (the Predecessor Funds, six of the funds constituting First American Funds, Inc.) included in the Annual Report to Shareholders (Form N-CSR) of First American Funds, Inc. for the year ended August 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

We also consent to the use of our report dated December 20, 2023, with respect to the financial statements of Government Obligations Fund, Institutional Prime Obligations Fund, Retail Prime Obligations Fund, Retail Tax Free Obligations Fund, Treasury Obligations Fund and U.S. Treasury Money Market Fund (six of the funds constituting First American Funds Trust) as of October 31, 2023, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN

December 22, 2023